UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 1, 2026

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Texas	001-08675	81-0305822
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

4438 W. Lovers Lane, Unit 100, Dallas, TX	75209
(Address of principal executive officers)	(Zip Code)

Registrant’s telephone number, including area code: (406) 606-4117

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	UAMY	NYSE
Common Stock, $0.01 par value	UAMY	NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2026, United States Antimony Corporation (the “Company”) entered into an employment agreement with Gary C. Evans to continue as the Chief Executive Officer of the Company (the “Employment Agreement”). The following is a summary of the material terms of the Employment Agreement.

The Employment Agreement is effective as of August 1, 2026. The Employment Agreement has a three-year term and provides for an annual base salary of $430,000 per year, subject to annual review. Mr. Evans will have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the Company in consultation with the Company’s Board of Directors. Mr. Evans will also have an opportunity to participate in the benefit plans maintained by the Company to the extent eligible, subject to the terms and conditions of such plans, and he will be entitled to five (5) weeks of paid vacation each year, offered consistent with the Company’s policy for senior executives.

Pursuant to the Employment Agreement, if a change in control of the Company occurs during the term of the Employment Agreement and, within twenty-four months following such change in control, the Company terminates Mr. Evans’ employment other than for “cause” or Mr. Evans resigns for “good reason” (as such terms are defined in the Employment Agreement), then the Company will pay to Mr. Evans an amount equal to two times the sum of Mr. Evans’ then-current base salary and target bonus with respect to the immediately prior calendar year, payable in substantially equal installments over the twenty-four (24) months following his termination, subject to Mr. Evans’ compliance with certain restrictive covenants and execution and non-revocation of a mutual general release of claims.

Pursuant to the Employment Agreement, if the Company terminates Mr. Evans’ employment other than for cause or Mr. Evans resigns for good reason prior to a change in control or more than twenty-four (24) months following a change in control, then the Company will pay Mr. Evans an amount equal to one-and-a-half (1.5) times the sum of Mr. Evans’ then-current base salary and target bonus payable in substantially equal installments over eighteen (18) months in accordance with the Company’s normal payroll practices, in addition to a pro-rated bonus for the calendar year in which the termination date occurs, each subject to Mr. Evans’ compliance with certain restrictive covenants and execution and non-revocation of a separation agreement and mutual general release of claims. In addition, within thirty (30) days of the termination date, the Company will pay Mr. Evans in a lump sum in cash any “accrued obligations” (as such term is defined in the Employment Agreement).

The Employment Agreement contains certain non-competition, customer and prospective customer non-solicitation / non-interference and personnel non-solicitation covenants that apply during his employment with the Company and for periods between one (1) and two (2) years following his termination of employment.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated October 1, 2026, between the Company and Gary C. Evans
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Dated:	October 2, 2026	By:	/s/ Shawn P. Winkler
Shawn P. Winkler
SVP and Chief Financial Officer